UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 7, 2007

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25717	86-0876964
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5600 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01	Other Events

On February 7, 2007, we released information regarding operations and production volumes and announcing 2007 drilling plans. Petrohawk’s estimated net production rate for the fourth quarter 2006 versus the fourth quarter 2005 increased by 175% net of divested properties which were producing approximately 30 million cubic feet of natural gas equivalent per day (Mmcfe/d) during that period to 318 Mmcfe/d. Production for the quarter was impacted by divestments, voluntary price-related shut-ins in early October and completion delays. Proceeds from the divestments were approximately $135 million.

Continuing the trend of unit cost reduction, the Company expects lease operating costs (excluding workover expense) to be approximately $0.60 to $0.65 per Mcfe for the fourth quarter of 2006, an improvement over the third quarter of 2006. Additionally, Petrohawk estimates realized prices (before hedges) for the fourth quarter of 2006 will be approximately 99% of NYMEX for natural gas and approximately 92% of NYMEX WTI for crude oil.

Based on the Company’s view of relatively lower costs for 2007 and current commodity prices, the estimated capital budget for the year will be approximately $575 million.

For 2007, approximately 65% of expected production is hedged. The floor for hedged production averages $7.22/Mmbtu for natural gas, and $63.05/Bbl for crude oil.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHAWK ENERGY CORPORATION

By:	/s/ Shane M. Bayless
Executive Vice President, Chief Financial Officer and Treasurer

Date: February 7, 2007